Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-212524) pertaining to the Amended and Restated IHS Inc. 2004 Long-term Incentive Plan

(2)	Registration Statement (Form S-8 No. 333-196877) pertaining to the:

Markit Ltd. 2014 Equity Incentive Award Plan
2004 Markit Additional Share Option Plan
Markit 2006 Share Option Plan
Markit 2006 Additional Share Option Plan
Markit 2007 Share Option Plan
Markit 2008 Share Option Plan (1/3 vesting)
Markit 2008 Share Option Plan (1/5 vesting)
Markit 2008 Additional Share Option Plan (1/3 vesting)
Markit 2008 Additional Share Option Plan (1/5 vesting)
Markit 2009 Additional Share Option Plan
Markit 2009 Share Option Plan (1/3 vesting)
Markit 2009 Share Option Plan (1/5 vesting)
Markit 2010 Share Option Plan
Markit 2010 Share Option Plan (1/3 vesting)
Markit 2010 Share Option Plan (1/5 vesting)
2011 Markit Share Option Plan
2012 Markit Share Option Plan
2013 Markit Share Option Plan
2013 Markit Share Option Plan (mid-year awards April through December 2013)
2014 Markit Share Option Plan
Markit Key Employee Incentive Program (KEIP)

(3)
Registration Statement (Form S-3 No. 333-224290) pertaining to the Common Shares, par value $0.01 per share, Preference Shares, Depositary Shares, Debt Securities, Warrants, Purchase Contracts, and Units

Of our reports dated January 17, 2020, with respect to the consolidated financial statements of IHS Markit Ltd., and the effectiveness of internal control over financial reporting of IHS Markit Ltd. included in this Annual Report (Form 10-K) for the year ended November 30, 2019.

/s/ Ernst & Young LLP

Denver, Colorado
January 17, 2020